Exhibit 10.5

Executive Employment Agreement

This Executive Employment Agreement (“Agreement”) is made effective as of 10/1/2008 by and between Bandwidth.com, Inc. (“Company”) and John Murdock (“Executive”).

NOW, THEREFORE, the parties hereto agree as follows:

1.	Employment

Company hereby agrees to initially employ Executive as its General Counsel and as the Corporate Secretary for the Company, and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Executive to another office or position, such as Chief Legal Officer, and regardless of whether such office or position is inferior to Executive’s initial office or position, shall not be a breach of this Agreement.

2.	Duties of Executive

The Executive in his capacity as General Counsel shall have charge of all legal matters of the Company, and shall have such other duties as may be assigned from time to time by the Board of Directors. The Executive will use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Executive has used his best efforts hereunder, the Executive’s and the Company’s delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on the Company’s earnings or other results of the Executive’s performance.

A.	Position Description: The following further describes the duties for the General Counsel: The General Counsel is the responsible legal counsel for the Company and shall act in that capacity to oversee and coordinate Company legal activities and functions to ensure the Company’s compliance with and adherence to applicable law. Shall monitor and provide necessary legal services within the Company and ensure that the Company is fully represented in any legal actions. Reports directly to and advises the Chief Executive Officer on Company legal matters, and provides other officers and directors, as may be directed from time to time, with advice and guidance in identifying critical areas where the application of law minimizes legal risk and maximizes Company opportunities. Works within the Company to develop, maintain, or modify policies and procedures to conform to legal requirements. Reviews and controls the Company legal budget and expenditures and assures optimum deployment of legal resources within budget. Keeps fully informed on all legislation and regulatory developments affecting the Company’s operations, pertinent developments in corporate legal matters, and keeps all levels of management informed of applicable changes in law. Develops and directs the Company legal department to address Company demands, including proper and adequate staffing of attorneys, paralegal and legal support staff. Supervises and directs selected outside legal firms and monitors and evaluates their activities.

B.	Travel Requirement: It is generally anticipated that Executive will work onsite at Company headquarters three days each business week; but in any event Executive shall work such number of days in accordance with the needs of the Company, including any number of days as may be determined at the discretion of the CEO. Reasonable travel expenses connected to onsite work shall be paid by Company.

C.	Budget: Executive shall be responsible for the Legal Budget of the company, and shall allocate funds within Executive’s discretion.

D.	Transition: Executive shall work fifty percent of the time, or as agreed to by Executive and CEO, required for the Position during October, November, and December of 2008 and shall receive a pro-rata percentage of his Base Salary for the period. Commencing January 1, 2009, Executive shall be considered fully transitioned and working full time in the Position of General Counsel and shall receive full Base Salary. After January 1, 2009, and strictly on a limited basis and in a fashion that will be fully coordinated with the CEO and not degrade Executive’s full time performance of Company duties, as part of the transition Executive anticipates limited involvement in highly valuable litigation work through the law firm of Murdock Goldenberg Schneider Groh, LPA (the Firm). Any such work would be pursuant to Executive’s transition agreement with the Firm. As part of the transition plan with the Firm and in connection with such work, Executive anticipates retaining the position of Partner and equity ownership with the Firm for an agreed to period.

3.	Compensation

Executive will be paid compensation during this Agreement as follows:

A.	Base Salary. A base salary of two hundred and fifty thousand dollars ($250,000) per year will be payable in installments according to the Company’s regular payroll schedule. At the discretion of the board of directors, the base salary shall be increased at the end of each year of employment, effective each year as of January 1st, to reflect cost of living, outstanding performance, or other factors as determined by the board.

B.

Performance Incentive. Executive is eligible to receive additional compensation of an amount equal to one hundred thousand dollars ($100,000), which will be considered and paid in 4 quarterly installments on a 3 month basis, and any such compensation is based upon the sole discretion of the board of directors. Executive shall receive constructive guidance regarding his performance at such time he is reviewed for this incentive. The board of directors, may, at its sole discretion provide additional compensation beyond $100,000, but in no event is the board obligated to do so. This performance incentive will be considered part of Executive’s base compensation. This performance incentive does not replace or limit the Executive’s eligibility for any benefit plans, pension, profit-sharing or incentive plans adopted by Company for the benefit of its officers and/or regular employees. Performance Incentive will be calculated and paid in whole or part based upon the board’s sole discretion, including consideration of the following criteria:

i.	80% – based upon the Executive’s ability, during the period, to deliver substantial monetary value or performance not otherwise anticipated by the board of directors or CEO, or expected within the annual company forecast and/or budget, due solely or substantially to the efforts of Executive.

ii.	20% – based upon Executive’s ability, during the period, to anticipate and avoid unexpected financial exposure not accruing within the company forecast and/or budget.

C.	Equity Treatment. Executive, pursuant to a prior existing stock option agreement for legal services during an evaluation period, was granted by the Company a total of 16,000 options to purchase Company stock, exercisable at a strike price of twenty-five dollars and sixty-four cents ($25.64), based on a company valuation of one hundred and twenty five million dollars ($125,000,000), and which is fully vested. In addition, the Company shall grant 61,305 options to purchase Company’s stock, exercisable at twenty five dollars and sixty four cents ($25.64) per share based on a company valuation of one hundred and twenty five million dollars ($125,000,000) and vesting over a period of 4 years, with 25% vesting each twelve month period. In the event of a termination of this Agreement as provided below, for any twelve month period herein, any otherwise unvested stock falling within such period shall vest on a pro rata basis, to be calculated based on the number of days Executive was employed by Company during such period. In addition to the foregoing, Executive shall also be eligible for additional options after every 6 months of employment with Company. The board of directors may also consider other forms of granting equity, such as stock grants or restricted stock, as may be deemed appropriate. All such options or grants shall have an acceleration feature, allowing for immediate granting and vesting in conjunction with any sale of the Company, merger, stock exchange listing or public trading of Company stock, other similar material event.

4.	Benefits

A.	Paid Time Off. Executive shall be entitled to company paid time off according to the regular policies and procedures of Company. This includes but is not limited to Holidays, Sick Leave, Jury Duty, and Bereavement.

B.	Vacation. Executive shall be entitled to 21 business days of paid vacation each year or such number of days as permitted at the discretion of the CEO. Vacation will accrue according to the regular policies and procedures of Company, unless otherwise allowed for at the discretion of the CEO.

C.	Medical and Dental Insurance. Company agrees to include Executive in the group medical and dental plans of Company at no charge to Executive.

D.	Pension and Profit Sharing Plans. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

E.	Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive’s duties. Executive will maintain records and written receipt as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

F.	Other. Executive shall be eligible for any and all future benefits that may be granted according to the current or any revised regular policies and procedures of Company and/or granted by the board of directors.

5.	Term and Termination

A.	The Initial Term of this Agreement shall commence on January 1, 2008 and it shall continue in effect for a period of 1 year subject, however, to earlier termination in accordance with the provisions of this Agreement. This Agreement shall automatically renew on a year-to-year basis unless terminated by either party hereto giving written notice to the other at least 90 days prior to January 1, 2009 or any January 1 thereafter.

B.	This Agreement and Executive’s employment may be terminated at Company’s discretion as of the above effective date through the Initial Term, provided that the Company shall pay to Executive an amount equal to payment at Executive’s base salary rate for the remainder of the Initial Term and twelve months thereafter.

C.	This Agreement and Executive’s employment may be terminated by Company at its discretion at any time after the Initial Term, provided that in such case, Executive shall be paid 12 months of Executive’s then applicable base salary.

D.	This Agreement may be terminated by Executive at Executive’s discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive’s original termination notice. Effective as of October 1, 2008, in the event Executive, within his discretion, terminates this Agreement he shall be paid an additional 6 months of his current base salary, which shall serve as severance pay, to commence as of the Executive’s final day of employment and payable on a monthly basis.

E.	In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement upon five (5) days’ notice to Executive. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

6.	Notices

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

7.	Final Agreement

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

8.	Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the state of North Carolina.

9.	Headings

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10.	No Assignment

Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company’s absolute discretion.

11.	Severability

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12.	Arbitration

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in North Carolina, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration.

13.	Confidentiality

Unless otherwise mutually agreed to by the parties or if necessary for required financial reporting, all terms of this Agreement shall be strictly confidential between the CEO, board of directors, and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ John C. Murdock
John C. Murdock

David Morken

CEO

Bandwidth.com